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                                                                  Exhibit 10.69

AMENDMENT FIVE

     This Amendment (the "Amendment Five") is entered into as of February 21, 2003 between FUNIMATION PRODUCTIONS, LTD., a Texas limited partnership having its registered office at 6851 NE Loop 820, Suite 247, Fort Worth, Texas 76180 U.S.A. ("Licensor") and Infogrames, Inc., a Delaware corporation having its principal offices at 417 Fifth Avenue, New York, NY 10016 ("Licensee").

                              W I T N E S S E T H:

     WHEREAS, Licensor and Licensee entered into a Sublicense Agreement dated October 27, 1999, which was subsequently amended by Amendment One dated April 20, 2002, and was further amended by Amendment Two dated June 15, 2002, and was further amended by Amendment Three dated September 20, 2002, and was further amended by Amendment Four dated November 13, 2002 (the Sublicense Agreement as amended shall hereafter be referred to as the "Agreement");

     WHEREAS, both Licensee and Licensor are in agreement with respect to the terms and conditions upon which to enter into this Amendment Five to amend the Agreement; and

     NOW, THEREFORE, in consideration of the promises and agreements set forth herein, the parties, each intending to be legally bound, do hereby agree as follows:

1.   Advertising.

     (a) Commencing on the effective date of this Amendment Five (the "Effective Date"), Licensee shall, during each twelve month period from the Effective Date during the Term, spend no less than an amount equal to five percent (5%) of Licensee's Net Sales of Licensed Products during such twelve month period to purchase television advertising slots and shall use such advertising slots to advertise the Licensed Products (the "Advertising Budget"). Notwithstanding the foregoing, in no event shall the amount required to be spent by Licensee pursuant to this paragraph exceed Two Million Five Hundred Thousand Dollars ($2,500,000). For clarity, only amounts spend directly on purchases of television airtime for the exhibition of television commercials advertising the Licensed Products shall be considered in determining whether Licensee has met its Advertising Budget obligation. Licensee shall provide to Licensor a detailed quarterly report regarding such advertising expenditures. In the event that Licensee spends less than the amount required under this paragraph during any twelve month period, Licensee shall spend the balance of such amount to advertise the Licensed Products within the first six (6) months of the following twelve month period; to the extent that Licensee does not spend the balance in such manner, Licensee shall pay the balance to Licensor as additional Royalty.

Infogrames Amendment Five

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     (b)  Commencing on the Effective Date, during the Term, Licensor shall have the exclusive right to control the selection of outlets where seventy-five percent (75%) of the Advertising Budget will be placed by Licensee (the "Controlled Advertising Budget"). Licensor's control of the Controlled Advertising Budget shall be limited to choosing the networks, stations, or other outlets with which the Controlled Advertising Budget is spent, but Licensee shall be responsible for the negotiation of rates, time slots, purchase of advertising time and all other matters relating to the Controlled Advertising Budget. Licensor shall consult with Licensee regarding the selection of outlets where Licensee will place the Controlled Advertising Budget, and Licensor's selection of outlets (as outlined above) shall (i) be commercially reasonable, (ii) be in accordance with Licensee's reasonable media strategies for the titles being advertised, as promulgated by Licensee from time to time, and (iii) focus on teen and/or children's programming.

     (c) During the Term, Licensee shall consult with Licensor regarding Licensee's spending of up to four million dollars ($4,000,000) of television advertising expenditures relating to Licensee's products, including products containing intellectual property licensed to Licensee by Licensor, and Licensee shall use reasonable efforts to follow Licensor's consultation as long as it is in accord with Licensee's media strategies for the titles being advertised, as promulgated from time to time by Licensee. Except as set forth in the preceding sentence and in paragraph (b) above, Licensee shall control and be responsible for everything relating to the expenditure of such amount, including but not limited to the choosing of networks, stations and other outlets with which such amount is spent, the negotiation of rates, time slots, and all other matters.

2. Subject to the terms and conditions of this Amendment Five and of the Agreement, the definition of Licensed Products (as stated in Schedule A, Paragraph 4 of the Agreement) is hereby expanded to include the following two
(2) additional Licensed Product items based on the Property and/or the Film:

     (a) Licensed Product item #11: one (1) interactive "role-playing" style game for the PlayStation2 platform (tentatively titled "Adventures of Goku"; and

     (b) Licensed Product item #12: one (1) interactive "fighting" style game (previously published by Bandai) for the Playstation platform (titled "Ultimate Battle 22").

3. The Royalty Rate (as stated in Schedule A, Paragraph 8 of the Agreement) applicable to Licensed Product items #11 and #12 shall be:

     (a) for total unit sales per any such individual Licensed Product item for up to five hundred thousand (500,000) units of such individual Licensed Product item, eight and one-half percent (8.5%) of Net Sales, except that with regard to any of such Licensed

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Product sold FOB a location outside the Licensed Territory the Royalty Rate shall be ten and one-half percent (10.5%) of Net Sales; and

     (b) for total unit sales per any such individual Licensed Product item in excess of five hundred thousand (500,000) units of such individual Licensed Product item, ten percent (10%) of Net Sales, except that with regard to any of such Licensed Product sold FOB a location outside the Licensed Territory the Royalty Rate shall be twelve percent (12%) of Net Sales.

For the purpose of clarity, 3(b) above shall apply only to any given Licensed Product item covered by this Amendment Five if sales of such individual Licensed Product item exceed 500,000 units of that individual Licensed Product item, and 3(b) above shall not apply to sales of any other Licensed Product item covered by this Amendment Five until sales of such individual Licensed Product item have exceeded 500,000 units.

4. With respect to Licensed Product item #11 Licensee shall pay to Licensor an advance of three hundred thousand dollars ($300,000) and with respect to Licensed Product item #12 Licensee shall pay to Licensor an advance of one hundred thousand dollars ($100,000), each payable as stated herein. The advance for each Licensed Product item shall be non-refundable but recoupable against future royalties payable to Licensor for sales of such Licensed Product item. The advance for each Licensed Product item shall be payable as follows:

     (a) For Licensed Product item #11: one hundred and fifty thousand dollars ($150,000) upon execution of this Amendment Five and one hundred and fifty thousand dollars ($150,000) on the date Licensed Product item #11 is first available for purchase by the public or on May 15, 2004, whichever occurs first; and

     (b) For Licensed Product item #12: fifty thousand dollars ($50,000) upon execution of this Amendment Five and fifty thousand dollars ($50,000) on the date Licensed Product item #12 is first available for purchase by the public or on April 25, 2003, whichever occurs first.

5. With respect to Licensed Product item #11, the Product Dates (as stated in Schedule A, Paragraph 11 of the Agreement) shall be:

     (a)  Design Date: Concept Document
     (b)  Phase 1 Date: 3-D Models
     (c)  Phase 2 Date: 05/15/04 - Alpha
     (d)  Phase 3 Date: 07/01/04 - Beta
     (e)  Phase 4 Date: 08/17/04 - Gold



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6. With respect to Paragraph 5(e) above, this Product Date is based on
Licensor's response (whether approval or disapproval) to Licensee's approval submissions taking place within fourteen (14) days of Licensor's receipt of such submissions, and such Product Date shall be extended by one day for each day any of Licensor's approval responses exceed such 14 day period up to a cumulative maximum of sixty (60) days.

7. With respect to Licensed Product item #12, the Product Date(s) (as stated in Schedule A, Paragraph 11 of the Agreement) shall be the following: the Licensed Product shall ship to retailers on or before April 25, 2003.

8. With respect to Licensed Product item # 11, Licensee shall have options, for ninety (90) days following the initial commercial release of such product, to elect to port such product to the GameCube and/or the Xbox platforms (the option for each of such platforms shall be considered a separately exercisable option). Licensee shall exercise such options, if at all, by providing Licensor with written notice thereof within such 90 day period. However, in order for the exercise of such options (or either of them) to be effective, they must be ratified by the following: (a) Toei concept approval, provided that Licensor shall have a duty to assist as necessary in obtaining such approval(s), and (b) Licensee's payment to Licensor, within 10 days of Licensee's receipt of Toei concept approval as set forth above, of an additional advance of fifty thousand dollars ($50,000) per platform so exercised within such 90 day period. In the event such options (or either of them) is exercised and ratified as set forth above, such optioned product(s) shall be deemed Licensed Product(s) and Licensee shall pay Licensor an additional fifty thousand dollars ($50,000) per platform exercised on the date such ported product is first available for purchase by the public on such platform. The advance for each exercised option port product shall be non-refundable but recoupable against future royalties payable to Licensor for sales of such Licensed Product item. The royalty rate for such Licensed Product item(s) shall be as described in Paragraph 3 of this Amendment Five.

9. Paragraph 6 of Schedule A of the Agreement ("Term"), as amended in Amendment Three, is hereby amended and wholly restated to read as follows:

The Agreement shall commence on the date the Agreement was first executed by both parties and shall be for a term expiring on June 30, 2005. The Term shall be automatically extended to August 15, 2006 if total unit sales of all Licensed Products during the period beginning March 1, 2003 and ending June 30, 2005 are equal to or greater than two million (2,000,000) units.

10. Products similar to the "Atari 10-in-1 TV Games" product, which is produced by Jakk's Pacific under license from Licensee, are excluded from the definition of Licensed Products and do not form a part of the Agreement. For clarity, these products are



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interactive video games in which the game electronics and game software are contained within a hand-held unit.

Except as amended herein, all of the other terms and conditions of the Agreement shall be in full force and effect. In the event of any inconsistency, incongruity or conflict, the terms and conditions of this document shall prevail.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal the day indicated.


LICENSOR:
FUNIMATION PRODUCTIONS, LTD.,
a Texas limited partnership


By: /s/ Robert G. Brennan
   -----------------------

Name: Robert G. Brennan

Title: Director of Licensing


LICENSEE:
Infogrames, Inc.
a Delaware corporation


By: /s/ Lisa S. Rothblum
   -----------------------
Name: Lisa S. Rothblum
Title: Sr. Vice President


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